Mutual Fund Series Trust 630 Fitzwatertown Road Building A, 2nd Floor Willow Grove, PA 19090	August 19, 2011

Re:  Mutual Fund Series Trust, File Nos. 333-132541 and 811-21872

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 59 to the Registration Statement, File Nos. 333-132541 and 811-21872 (the “Registration Statement”), of Mutual Fund Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the following series of the Trust:

AmericaFirst Absolute Return Fund	Catalyst Strategic Value Fund
AmericaFirst Defensive Growth Fund	Compass EMP Alternative Strategies Fund
AmericaFirst Income Trends Fund	Compass EMP Multi-Asset Balanced Fund
AmericaFirst Quantitative Strategies Fund	Compass EMP Multi-Asset Growth Fund
Camelot Premium Return Fund	Catalyst/MAP Global Total Return Income Fund
Catalyst/Groesbeck Growth of Income Fund	Catalyst/MAP Global Capital Appreciation Fund
Catalyst International Value Fund	Day Hagan Tactical Allocation Fund of ETFs
Catalyst Large Cap Value Fund	Delux All Cap Stock Fund
Catalyst/SMH High Income Fund	Eventide Gilead Fund
Catalyst/SMH Total Return Income Fund	Listed Private Equity Plus Fund
Catalyst Rising Dividend Income Fund	SMH Representation Trust
Catalyst Value Fund

(collectively, the “Funds”), if issued in accordance with the then-current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 59 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine

THOMPSON HINE LLP

JMS/MVW